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                                                |        OMB APPROVAL          |
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+--------+                                      | OMB Number:        3235-0104 |
| FORM 3 |                                      | Expires:   December 31, 2001 |
+--------+                                      | Estimated average burden     |
                                                | hours per response...... 0.5 |
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

     Willis, Jr.                    William                           C.
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        (Last)                      (First)                        (Middle)

                     7108 Fairway Drive, Suite 200
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                                   (Street)

    Palm Beach Gardens,               FL                          33418-3757
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)             01 / 30 / 01
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)  ###-##-####
                -------------

4.  Issuer Name and Ticker or Trading Symbol  SFBC International, Inc.  ("SFC")
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

    [X] Form Filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person

              TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title                       2. Amount of                           3. Ownership Form:                    4. Nature of
   of                             Securities Bene-                       Direct (D) or                         Indirect Bene-
   Security                       ficially Owned                         Indirect (I)                          ficial Ownership
   (Instr. 4)                     (Instr. 4)                             (Instr. 5)                            (Instr. 5)
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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                            (Over)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
Non-Qualified Stock
Options (1)                    01/30/01  01/29/10     Common Stock      30,000      $6.55           D
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Explanation of Responses:

(1) Commencing 6/30/01, these options shall vest annually on each June 30 and December 31 in six equal increments of 5,000 shares, subject to serving as a director on each applicable vesting date.

                                                                                    /s/ William C. Willis, Jr.         02/07/01
                                                                                 --------------------------------  -----------------
                                                                                 ** Signature of Reporting Person        Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

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